Exhibit 4.3

                       COMMUNITY HEALTH SYSTEMS, INC.

                       DIRECTORS' FEES DEFERRAL PLAN

                      Adopted as of December 14, 2004





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                       COMMUNITY HEALTH SYSTEMS, INC.

                       DIRECTOR'S FEES DEFERRAL PLAN



SECTION 1.  PURPOSE, PARTICIPATION
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     (a) Purpose:  The purpose of this  Directors'  Fees Deferral Plan (the
"Plan") is to enable Community Health Systems, Inc. (the "Corporation") to attract and retain Directors of outstanding ability by providing them with a mechanism to defer and accumulate Director's fees, meaning (1) the retainer, and (2) fees for attendance at meetings of the Board of Directors of the Corporation (the "Board") and Board committees.

     (b) Participation: This Plan extends to Directors of the Corporation not employed by the Corporation or any subsidiary.

SECTION 2.  PAYMENT OF DEFERRED AMOUNTS
---------------------------------------

     (a) Deferral Election: At any time prior to the beginning of a calendar year, a Director may elect that all or any specified portion of the Director's fees to be earned during such calendar year be credited to a Director's Cash Account and/or a Director's Stock Unit Account maintained on such Director's behalf in lieu of payment (a "Deferral Election"). A Director may also make a Deferral Election during the 30 days following the date on which a Director first becomes eligible to receive Director's fees, although any Deferral Election made pursuant to this sentence will apply only to all or any specified portion of the Director's fees earned thereafter. Each Deferral Election must be made on a deferral election form to be provided by the Corporation and must specify (i) the portion of the Director's fees to be deferred, (ii) the Payment Commencement Event (as hereinafter defined), and (iii) the Payment Method (as hereinafter defined). Each Deferral Election must be submitted to the Secretary of the Corporation in writing, and will be deemed to authorize deferral to only a Director's Cash Account except to the extent deferral to a Director's Stock Unit Account is expressly specified.

     (b) Effect of Deferral Election: Pursuant to such Deferral Election, the Corporation (i) will not pay the Director's fees covered thereby and
(ii) will make payments in accordance  with the Deferral  Election and this
Section 2.

     (c) Payment Commencement Event. At the time of making the Deferral Election, a Director will designate as a "Payment Commencement Event" either (1) the Director's separation from service as a Director of the Corporation (or any successor), or (2) the Director's attainment of an age specified by the Director, provided that such age is not attained prior to the end of the calendar year following the date on which the Deferral Election is made. In addition, (A) a Director who has elected (2) as a Payment Commencement Event may also elect that, in the event that the Director experiences a separation from service as a Director of the Corporation within one year following a "Change of Control" (as defined in Section 5(g)), the Payment Commencement Event for payments from a deferral account will be the Director's separation from service as a Director, and
(B) a Director may also elect as a Payment Commencement Event the Director becoming Disabled (as hereinafter defined) if that is earlier than any other Payment Commencement Event elected by the Director. For purposes of this Plan, "Disabled" means that a Director is unable to engage in any substantial gainful activity because of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

     (d) Payment. Payment of amounts credited to a Director's Cash Account and Stock Unit Account will be made in accordance with the Payment Method elected by the Director in his Deferral Election. For purposes of this Plan, "Payment Method" shall mean, with respect to payments of amounts credited to a Director's Cash Account and Stock Unit Account pursuant to a Deferral Election, either (i) a lump sum payment on the last business day of the calendar quarter in which the Payment Commencement Event (either as originally designated or as subsequently designated pursuant to Section 2(e)) occurs, or (ii) a number of annual installments (not exceeding 15) specified by the Director in his Deferral Election commencing on the last business day of the calendar quarter in which the Payment Commencement Event (either as originally designated or as subsequently designated pursuant to Section 2(e)) occurs and, subject to Section 2(g), continuing to be made on the last business day of that same calendar quarter in each subsequent year. The amount of any installment payment made with respect to amounts subject to a Deferral Election shall equal the sum of (i) the amount subject to that Deferral Election and credited to the Director's Cash Account as of the applicable payment date divided by the number of installments remaining to be paid (including the installment with respect to which the determination is being made) (the "Installment Factor") and
(ii) a number of shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock") equal to the number of Stock Units subject to that Deferral Election and credited to the Director's Stock Unit Account as of the applicable payment date divided by the Installment Factor. Notwithstanding the foregoing, unless otherwise required pursuant to
Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the annual installment Payment Method shall not be an option for a Payment Commencement Event arising in connection with a separation from service following a Change of Control.

     (e) Changes in Payment Commencement Event or Payment Method. A Director may also elect to defer the Payment Commencement Event to a later Payment Commencement Date specified by the Director or change the Payment Method with respect to amounts subject to a Deferral Election. Such elections (1) will not be effective for 12 months after the date on which such election is made, (2) must be made not less than 12 months prior to the date of the first scheduled payment of any amount subject to that Deferral Election, (3) must provide for an additional deferral for a period of not less than 5 years from the date the payment would otherwise have been made (except with respect to amounts payable upon a Director becoming Disabled or upon the death of the Director), and (4) must be submitted to and approved by the Plan Committee. A Director may make no more than one election pursuant to this Section 2(e) in any calendar year with respect to amounts subject to any particular Deferral Election. A Director who has elected the annual installment Payment Method with respect to amounts subject to a Deferral Election may not change the Payment Method with respect to such amounts to a lump sum payment unless such change is permitted by the regulations promulgated under Section 409A of the Code.

     (f) Renewal of Payment Commencement and Payment Method Elections. Once a Deferral Election, (including designation of the portion of Director's fees to be deferred, the Payment Commencement Event and the Payment Method) has been made, it will be automatically applied to Director's fees earned in all subsequent calendar years unless the Director changes or revokes such election prior to the commencement of such calendar year. Each such change or revocation must be submitted to the Secretary of the Corporation in writing. However, except as provided in Section 2(e), each Deferral Election is irrevocable as to Director's fees earned prior to the calendar year next following any change or revocation.

     (g) Death. A Director may designate a beneficiary (and change such beneficiary, from time to time) for payment of any balance of the deferral account at the Director's death. Upon a Director's death, any balance in the deferral account (including amounts credited to such account as specified in Section 3(b) and Section 4(b)) will be paid to the deceased Director's beneficiary in a lump sum at the end of the first calendar quarter which ends at least 30 days after the Director dies. If no beneficiary has been designated, the Director's estate will be deemed the beneficiary, and any payments pursuant to this Section 2(g) will be paid in a lump sum at the end of the first calendar quarter which ends at least 30 days after appointment of the deceased Director's legal representative.

SECTION 3.  CREDITS AND DEBITS TO DIRECTOR'S CASH ACCOUNT
---------------------------------------------------------

     (a) Principal. The Corporation will create and maintain on its books a Director's Cash Account for each Director who has made a Deferral Election to such an account under Section 2(a). The Corporation will credit to such account the amount of any Director's fee which would have been paid to the Director but for such Deferral Election, as of the date the fee would have otherwise been payable.

     (b) Interest. At the end of each calendar quarter, regardless of whether any other credits are then made to the Director's Cash Account or whether the Director is then a Director, the Corporation will also credit to the Director's Cash Account a sum which is equal to the product of (i) the average daily balance in the Director's Cash Account for the quarter (without regard to any debits made at the end of such quarter), times (ii) one-fourth of the annual Base Rate (prime rate) for corporate borrowers quoted by J.P. Morgan Chase (or any successor thereto) of New York as of the first business day of the quarter.

     (c) Debits. At the end of each calendar quarter, the Corporation will make a payment if required under the payment schedule for such Director's Cash Account and will debit the Director's Cash Account for the amount thereof. Payment with respect to a Director's Cash Account will be in cash only.

     (d) Mid-quarter Payments. If Payment is to be made other than at the end of a calendar quarter, prior to such payment the Corporation will credit to the Director's Cash Account an amount equal to the product of (i) the average daily balance in the Director's Cash Account for the period from the beginning of the calendar quarter to the date of payment (without regard to any debits to be made upon such payment), times (ii) a fraction of the annual Base Rate (prime rate) for corporate borrowers quoted by J.
P. Morgan Chase (or any successor thereto) as of the first business day of the quarter, the numerator of which is the number of days in the period described in clause (i), and the denominator of which is 365.

SECTION 4.  CREDITS AND DEBITS TO DIRECTOR'S STOCK UNIT ACCOUNT
---------------------------------------------------------------

     (a) Stock Units. The Corporation will create and maintain on its books a Director's Stock Unit Account for each Director who has made a Deferral Election under Section 2(a) and expressly specifies deferral to such Stock Unit Account. The Corporation will credit to such account the number of Stock Units equal to the number of shares of Common Stock that could be purchased with the amount of any Director's fee which would have been paid to the Director but for such Deferral Election, as of the date the fee would have otherwise been payable. The number of Stock Units will be calculated to three decimals by dividing the amount of the Director's fee as to which a Director's Stock Unit Account Deferral Election was made by the closing price of the Corporation's common stock as reported on the New York Stock Exchange on the date the fee would have otherwise been payable.

     (b) Dividends. As of the date any dividend is paid to holders of shares of Common Stock, each Director's Stock Unit Account, regardless of whether the Director is then a Director, will be credited with additional Stock Units equal to the number of shares of Common Stock that could have been purchased with the amount which would have been paid as dividends on that number of shares of Common Stock (including fractions of a share to three decimals) equal to the number of Stock Units attributed to such Director's Stock Account as of the record date applicable to such dividend. The number of additional Stock Units to be credited will be calculated to three decimals by dividing the amount which would have been paid as dividends by the closing price of the Corporation's common stock as reported on the New York Stock Exchange as of the date the dividend would have been paid. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Plan Committee.

     (c) Debits and Calculation of Payments. The Corporation will debit the Director's Stock Unit Account for Stock Units as required under the payment schedule for such Director's Stock Unit Account. Payment with respect to whole Stock Units will be in shares of Common Stock only, at the rate of one shares of Common Stock per Stock Unit. Until such time as shares of Common Stock have been listed on The New York Stock Exchange for issuance under this Plan, only Treasury shares shall be used for such payment. With respect to fractional Stock Units, payment will be made in cash only, and calculated by multiplying the fractional number of the Stock Unit to be debited by the closing price of the Corporation's common stock as reported on the New York Stock Exchange as of the last business day of the week preceding the week of the date the Stock Units are payable. Should payment of shares of Common Stock be made with respect to Stock Units after the record date, but before the payment date applicable to a dividend paid to holders of shares of Common Stock, the dividend that would otherwise have been credited as additional Stock Units to a Director's Stock Unit Account in respect of those shares will be paid to the Directors in cash (or other property) at the same time as the dividend is paid to shareholders generally.

     (d) Adjustment. If at any time the number of outstanding shares of Common Stock is increased as the result of any stock dividend, stock split, subdivision or reclassification of shares, the number of Stock Units with which each Director's Stock Unit Account is credited will be increased in the same proportion as the outstanding number of shares of Common Stock is increased. If the number of outstanding shares of Common Stock is decreased as the result of any combination, reverse stock split or reclassification of shares, the number of Stock Units with which each Director's Stock Unit Account is credited will be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased. In the event the Corporation is consolidated with or merged into any other corporation and holders of shares of Common Stock receive shares of the capital stock of the resulting or surviving corporation, there shall be credited to each Director's Stock Unit Account, in lieu of the extant Stock Units, new Stock Units in an amount equal to the product of the number of shares of capital stock exchanged for one share of the Corporation's common stock upon such consolidation or merger, and the number of Stock Units with which such account then is credited. If, in such a consolidation or merger, holders of shares of Common Stock receive any consideration other than shares of the capital stock of the resulting or surviving corporation or its parent corporation, the Plan Committee will determine any appropriate change in Directors' Stock Unit Accounts. In the event of a recapitalization or other corporate transaction affecting the Common Stock, the Plan Committee will determine an appropriate change in Directors' Stock Unit Accounts.

     (e) Accounting. Amounts credited to a Director's Cash Account and/or Stock Unit Account in respect of amounts subject to a particular Deferral Election shall at all times be accounted for separately under this Plan. A change in a particular Deferral Election shall apply to all amounts separately accounted for with respect to that Deferral Election. Any references herein to "amounts subject to a Deferral Election" shall be deemed to refer to the amounts deferred pursuant to a particular Deferral Election, amounts credited to a Directors Cash Account and/or Stock Unit Account in respect of those deferrals and any amounts distributed or to be distributed from the Director's Cash Account and/or Stock Unit Account in respect of those deferrals.

SECTION 5.  UNFUNDED ARRANGEMENT
--------------------------------

     Neither this Plan nor any deferral account will be funded; a deferral account and all entries thereto constitute bookkeeping records only and do not relate to any specific funds or shares of the Corporation. Payments due with respect to balances in a deferral account will be made from the general assets of the Corporation, and the right of any participant to receive future payments under this Plan's provisions will be an unsecured claim against such assets.

SECTION 6.  ADMINISTRATION
--------------------------

     (a) Plan Committee. The Plan will be administered by a Plan Committee, which will be the Compensation Committee of the Board, or such other committee as may be appointed by the Board, and may include Directors who have elected to participate in the Plan. No member of the Plan Committee will be liable for any act done or determination made in good faith.

     (b) Committee Determination Final. The construction and interpretation of any provision of the Plan by the Plan Committee, and a determination by the Plan Committee of the amount of any deferral account, will be final and conclusive.

     (c) Amendments. The Corporation, by action of its Board, reserves the right to terminate, modify or amend this Plan, effective prospectively as of the first day of any calendar quarter; provided, however, that (i) the Plan will not be subject to termination, modification or amendment with respect to any balance of a deferral account and rights therein, including the right to future interest pursuant to Section 3(b) and future dividends pursuant to Section 4(b), unless the affected Director consents and (ii) the Board may delegate to any officer of the Corporation the authority to adopt any amendment to the Plan deemed necessary so that the Plan complies or continues to comply with all applicable law, including without limitation, complying with Section 409A of the Code, provided that any such amendment does not result in any material cost to the Corporation.

     (d) Non-Alienation. No Director (or estate of a Director) will have power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder; nor will any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

     (e) Expenses. The expenses of administering the Plan will be borne by the Corporation and not be charged against any deferral account.

     (f) Withholding. The Corporation may deduct from all cash payments any taxes required to be withheld with respect to such payments. In order to enable the Corporation to meet any applicable federal, state or local withholding tax requirements arising as a result of payments made hereunder in the form of stock, a Director shall pay the Corporation the amount of tax to be withheld or may elect to satisfy such obligation by having the Corporation withhold shares of Common Stock that otherwise would be delivered to the Director pursuant to the deferral account payment for which the tax is being withheld, by delivering to the Corporation other shares of Common Stock owned by the Director prior to the payment date, or by making a payment to the Corporation consisting of a combination of cash and such shares of Common Stock. Such an election shall be made prior to the date to be used to determine the tax to be withheld. The value of any share of common stock to be withheld by, or delivered to, the Corporation pursuant to this Section 6(f) shall be the closing price of the Corporation's common stock as reported on the New York Stock Exchange on the date to be used to determine the amount of tax to be withheld.

     (g) Change of Control. A "Change of Control" means the occurrence of any of the following events with respect to the Corporation:

          1. An acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock") or the combined voting power of the Corporation's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred shares of Common Stock or Voting Securities which are acquired in a "Non-Control Acquisition" ("as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Corporation or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Corporation (for purposes of this definition, a "Related Entity"), (ii) the Corporation or any Related Entity, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

          2. The individuals who, as of December 14, 2004, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as hereinafter defined) which results in a Parent Corporation (as hereinafter defined), the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Corporation's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Proxy Contest; or

          3. The consummation of:

               (i) A merger, consolidation or reorganization with or into the Corporation or in which securities of the Corporation are issued (a "Merger"), unless such Merger is a "Non-Control
          Transaction." A "Non-Control Transaction" shall mean a Merger where:

                    (A) the  stockholders  of the  Corporation  immediately
               before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the "Surviving Corporation"), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a "Parent Corporation"), or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

                    (B) the  individuals  who were members of the Incumbent
               Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

               (ii)  A  complete   liquidation   or   dissolution   of  the
          Corporation; or

               (iii) The sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Corporation's stockholders of the stock of a Related Entity or any other assets).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding shares of Common Stock or Voting Securities as a result of the acquisition of shares of Common Stock or Voting Securities by the Corporation which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by the Corporation, and after such share acquisition by the Corporation, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     (h) Stock Unit Status. Stock Units are not, and do not constitute, shares of Common Stock, and no right as a holder of shares of Common Stock devolves upon a Director by reason of participation in this Plan.

     (i) Savings Provision. The Corporation intends for the Plan to comply with Section 409A of the Code and the regulations issued thereunder. If there is ambiguity as to the intent or meaning of any provision of the Plan, such provision shall be interpreted in a manner that complies with
Section 409A and regulations promulgated thereunder.